Exhibit 99.1

Victor Limongelli Appointed Chief Executive Officer of Guidance Software

Pasadena, Calif. (December 6, 2007) – Guidance Software (NASDAQ: GUID) announced today that Victor Limongelli has been appointed Chief Executive Officer, succeeding current Chief Executive Officer John Colbert who has tendered his resignation as the company approaches its first anniversary as a public company and has achieved profitability. Limongelli has also been appointed to serve on the Board of Directors and will retain his current role as President.

“The management team and employees of Guidance Software are passionate, hard-working individuals. They deserve all of the success they achieved thus far and the all of the success they will achieve in the future,” said John Colbert. “I am thankful to have worked with these great people and will enjoy watching them grow this magnificent company.

“We want to thank and congratulate John for his leadership over several years, but especially for his energy and contributions during this past crucial year,” said Kathleen O’Neil, lead independent director and a member of the Board search committee. “After a thoughtful and diligent search, the Board selected Victor based on his proven leadership skills, his vision for innovation and growth, and his strong emphasis on operational excellence and fiscal discipline.”

Limongelli has been instrumental in providing vision and leadership for the executive team in all aspects of the business—from the development of the company’s high-growth strategy to the rigorous execution of tactical operations. He has built strong relationships with many of the company’s worldwide customers and has developed a reputation for identifying trends in the industry and driving innovation by taking an active role in the development of the company’s technology strategy.

“Victor’s strategic vision, energy, and leadership have contributed to the company’s many significant achievements,” said Shawn McCreight, Chairman of Guidance Software’s Board of Directors. “Under his direction, we believe Guidance Software is well-positioned to build upon a legacy of growth, innovation, and superior customer service.”

Limongelli, 41, has held a variety of executive management roles within Guidance Software over the past five years. In his role as President, he oversaw the company’s worldwide operations and is credited with formulating and overseeing its highly-successful eDiscovery strategy. As Vice President of Professional

Services, he led the company’s renowned digital investigative services for corporate, government, and law enforcement clients worldwide. As General Counsel, he specialized in operational issues involving eDiscovery and the legalities of managing and processing electronically stored information.

Limongelli has also played an important role for Guidance Software externally. In addition to representing the company in engagements with financial and industry analysts, he has been quoted and published in several renowned legal and corporate publications and has been invited to speak at dozens of conferences around the world as a recognized authority on digital evidence and electronically stored information.

Prior to Guidance Software, Limongelli served on the executive management teams of several technology companies, including Knowledge Networks, focusing on strategy, venture capital and licensing matters. He received his undergraduate degree from Dartmouth College and earned his J.D. degree from Columbia University School of Law, where he was a James Kent Scholar.

About Guidance Software (GUID)

Guidance Software is recognized worldwide as the industry leader in digital investigative solutions. Its EnCase(r) platform provides the foundation for government, corporate and law enforcement organizations to conduct thorough, network-enabled, and court-validated computer investigations of any kind, such as responding to eDiscovery requests, conducting internal investigations, responding to regulatory inquiries or performing data and compliance auditing—all while maintaining the integrity of the data. There are more than 20,000 licensed users of the EnCase technology worldwide, and thousands attend Guidance Software’s renowned training programs annually. Validated by numerous courts, corporate legal departments, government agencies and law enforcement organizations worldwide, EnCase has been honored with industry awards and recognition from eWEEK, SC Magazine, Network Computing, and the Socha-Gelbmann survey.

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Contact:

Media

Ed Essa

(626) 229-9191 x247

Media.relations@guidancesoftware.com

Investors

Bill Powell

(626) 229-9191 x133

Investor.relations@guidancesoftware.com

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